

                                                                                    Exhibit 12-A
                                                                                    Page 1 of 2

                                 JERSEY CENTRAL POWER & LIGHT COMPANY
           STATEMENT SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND COMBINED
          FIXED CHARGES AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                            (In Thousands)
                                                       Twelve Months Ended
                                                                                    (unaudited)
                               December 31, December 31,  December 31, December 31, December 31,
                                   1990         1991          1992         1993         1994
   OPERATING REVENUES          $1 604 962   $1 773 219    $1 774 071   $1 935 909   $1 952 425

   OPERATING EXPENSES           1 358 796    1 519 908     1 536 596    1 600 984    1 622 399
       Interest portion
       of rentals (A)              15 925       13 085        12 414       10 944       10 187
         Net expense            1 342 871    1 506 823     1 524 182    1 590 040    1 612 212

   OTHER INCOME:
       Allowance for funds
         used during
         construction               9 300        8 683         8 071        4 756        4 143
       Other income, net           24 519       20 664        21 519        6 281       21 995
         Total other income        33 819       29 347        29 590       11 037       26 138

   EARNINGS AVAILABLE FOR FIXED
     CHARGES AND PREFERRED
     STOCK DIVIDENDS
     (excluding taxes
     based on income)          $  295 910   $  295 743    $  279 479   $  356 906   $  366 351

   FIXED CHARGES:
       Interest on funded
         indebtedness          $   78 196   $   85 420    $   92 942   $  100 246   $   93 477
       Other interest              14 945       11 540         4 873        6 530       14 726
       Interest portion
         of rentals (A)            15 925       13 085        12 414       10 944       10 187
          Total fixed charges  $  109 066   $  110 045    $  110 229   $  117 720   $  118 390

   RATIO OF EARNINGS TO
     FIXED CHARGES                   2.71         2.69          2.54         3.03         3.09

   Preferred stock dividend
     requirement                   16 313       19 440        20 604       16 810       14 795
   Ratio of income before
     provision for income
     taxes to net income (B)        147.7%       146.8%        144.2%       151.1%       152.2%
   Preferred stock dividend
     requirement on a pretax
     basis                         24 094       28 538        29 711       25 400       22 529
   Fixed charges, as above        109 066      110 045       110 229      117 720      118 390
          Total fixed charges
            and preferred
            stock dividends    $  133 160   $  138 583    $  139 940   $  143 120   $  140 919

   RATIO OF EARNINGS TO
     COMBINED FIXED CHARGES
     AND PREFERRED STOCK
     DIVIDENDS                       2.22         2.13          2.00        2.49         2.60





                                                                            Exhibit 12-A
                                                                            Page 2 of 2




                                 JERSEY CENTRAL POWER & LIGHT COMPANY
             STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                            (In Thousands)





            NOTES:


            (A) The Company has  included the equivalent  of the  interest portion of  all rentals charged  to income as  fixed charges  for this  statement and  has excluded such components from Operating Expenses.

            (B) Represents income before provision for income taxes of $247,961, $239,187,
                $169,250,  $185,698  and  $186,844  for  the  years   1994  through  1990,
                respectively, divided  by income  before cumulative  effect of  accounting
                change   of   $162,841,  $158,344,   $117,361,   $126,460  and   $126,532,
                respectively.

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